Exhibit 5.1

August 9, 2013

Datalink Corporation

10050 Crosstown Circle, Suite 500

Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

We have acted as counsel to Datalink Corporation, a Minnesota corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated August 5, 2013 to the base prospectus dated June 27, 2013 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to an underwriting agreement, the form of which is filed as Exhibit 1.1 to that certain current report on Form 8-K filed by the Company on August 9, 2013 (the “Underwriting Agreement”), between the Company and Canaccord Genuity Inc., as representative of the several underwriters named in Schedule I thereto (the “Underwriters”), of 3,795,000 shares (including 495,000 shares to be subject to the Underwriters’ over-allotment option) of the Company’s common stock, $0.001 par value per share (the “Shares”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-188212) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on June 27, 2013.

In such capacity, we have examined the Registration Statement, the Prospectus, the Underwriting Agreement and the articles of incorporation and bylaws of the Company. We have also examined such corporate and other records, documents, agreements and instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Underwriting Agreement, will upon such issuance and sale, be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. We express no opinion concerning any law other than the Minnesota Business Corporation Act, including the statutory provisions, applicable provisions of the Minnesota Constitution and all reported judicial decisions interpreting those laws.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s current report on Form 8-K filed as of the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion is furnished to you in connection with the filing of the Prospectus Supplement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

FAEGRE BAKER DANIELS LLP

By:	/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman